                                                                                    Exhibit 99.2
Tanger Factory Outlet Centers, Inc.

News Release

FOR IMMEDIATE RELEASE
Contact: Jim Williams
                 (336) 834-6800

TANGER PROPERTIES LIMITED PARTNERSHIP PRICES OFFERING OF EXCHANGEABLE SENIOR NOTES

GREENSBORO, NC - August 10, 2006, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) announced that its subsidiary, Tanger Properties Limited Partnership (TPLP), has priced its previously announced offering of exchangeable senior notes due 2026. TPLP is selling $130 million aggregate principal amount of the notes with a coupon of 3.75%. The notes will be exchangeable into Tanger Factory Outlet Centers, Inc. common shares at an initial exchange ratio, subject to adjustment, of 27.6856 shares per $1,000 principal amount of notes (or an initial exchange price of $36.1198 per common share). Up to an additional $19.5 million principal amount of notes may be issued pursuant to the underwriters’ 30 day over-allotment option. The offering is expected to close on August 16, 2006.

The notes will be senior unsecured obligations of TPLP and will be guaranteed by Tanger Factory Outlet Centers, Inc. on a senior unsecured basis. TPLP intends to use the net proceeds from the offering to repay certain mortgage debt outstanding including associated prepayment charges, unsecured revolving lines of credit and other variable rate debt. Any remaining proceeds will be used to make investments in additional properties or development of existing properties and for general corporate purposes. The notes may be exchanged at the option of holders at any time on or after August 18, 2011, and prior thereto only upon the occurrence of specified events. Upon exchange, TPLP will pay cash in an amount equal to the lesser of the exchange value and the aggregate principal amount of the notes to be exchanged, and, at the option of Tanger Factory Outlet Centers, Inc., company common shares, cash, or a combination thereof for any excess, at the applicable exchange rate. The notes will be redeemable at par at the option of TPLP on or after August 18, 2011, and noteholders may require TPLP to repurchase the notes on August 18, 2011, August 15, 2016, or August 15, 2021 at par plus any accrued and unpaid interest up to, but excluding, the repurchase date.

Citigroup Global Markets Inc. and Banc of America Securities LLC are acting as joint bookrunning managers.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. Copies of the prospectus and the prospectus supplement, subject to completion, relating to these securities may be obtained from Citigroup Global Markets Inc. and from Banc of America Securities LLC. You should direct any requests to Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, by phone at (800) 248-3580, and/or to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, New York, New York 10001, by email at dg.prospectus_distribution@bofasecurities.com. You may also get a copy of the prospectus and the prospectus supplement, subject to completion, and other documents the company and TPLP have filed with the Securities and Exchange Commission for free by visiting the Commission’s web site at www.sec.gov.

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded real estate investment trust, presently owns 29 factory outlet centers in 21 states coast to coast, totaling approximately 8.0 million square feet of gross leasable area. Tanger also manages for a fee and owns a 50% interest in one center containing approximately 402,000 square feet and manages for a fee three centers totaling approximately 293,000 square feet. For more information on Tanger Factory Outlet Centers, Inc., visit our web site at www.tangeroutlet.com.

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements which are predictions of, or indicate future events and trends and which do not relate solely to historical matters, including information concerning the Company’s possible use of proceeds of the common shares sold in the offering, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2005.